FORM OF

SUBADVISORY AGREEMENT

FRANKLIN ALTERNATIVE STRATEGIES FUNDS

on behalf of

FRANKLIN PELAGOS COMMODITIES STRATEGY FUND

            THIS SUBADVISORY AGREEMENT made as of October __, 2011, by and between FRANKLIN ADVISERS, INC., a corporation organized and existing under the laws of the State of California (hereinafter called “FAV”), and PELAGOS CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (hereinafter called “PELAGOS”).

W I T N E S S E T H

            WHEREAS, FAV and PELAGOS are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engaged in the business of supplying investment management services, as an independent contractor; and

            WHEREAS, FAV has been retained to render investment advisory services to Franklin Pelagos Commodities Strategy Fund (the “Fund”), a series of Franklin Alternative Strategies Funds (the “Trust”), an investment management company registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”); and

            WHEREAS, FAV desires to retain PELAGOS to render investment advisory, research and related services to the Fund pursuant to the terms and provisions of this Agreement, and PELAGOS is interested in furnishing said services.

            NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

            1.         FAV hereby retains PELAGOS and PELAGOS hereby accepts such engagement, to furnish certain investment advisory services with respect to the assets of the Fund, as more fully set forth herein.

                        (a)        Subject to the overall policies, control, direction and review of the Trust’s Board of Trustees (the “Board”) and to the instructions and supervision of FAV, PELAGOS will provide a continuous investment program for the Fund, including allocation of the Fund’s assets among the various securities markets of the world and, investment research and advice with respect to securities and investments and cash equivalents in the Fund.  So long as the Board and FAV determine, on no less frequently than an annual basis, to grant the necessary delegated authority to PELAGOS, and subject to paragraph (b) below, PELAGOS will determine what securities and other investments will be purchased, retained or sold by the Fund, and will place all purchase and sale orders on behalf of the Fund except that orders regarding U.S. domiciled securities and money market instruments may also be placed on behalf of the Fund by FAV.

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                        (b)        In performing these services, PELAGOS shall adhere to the Fund’s investment goals, policies and restrictions as contained in its Offering Circular and Statement of Additional Information, and in the Trust’s Agreement and Declaration of Trust, and to the investment guidelines most recently established by FAV (all as may be amended from time to time) and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the provisions of the United States Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies.

                        (c)        Unless otherwise instructed by FAV or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by FAV or by the Board, PELAGOS shall report daily all transactions effected by PELAGOS on behalf of the Fund to FAV and to other entities as reasonably directed by FAV or the Board.

                        (d)        PELAGOS shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of the Fund and its proposed strategy for the next quarter, all in such form and detail as requested by the Board.  PELAGOS shall also make an investment officer available to attend such meetings of the Board as the Board may reasonably request.

                        (e)        In carrying out its duties hereunder, PELAGOS shall comply with all reasonable instructions of the Fund, the Board or FAV in connection therewith.

            2.         (a)        PELAGOS shall, in the name of the Fund, place or direct the placement of orders for the execution of portfolio transactions with respect to the Fund in accordance with the Fund’s policies with respect thereto and as set forth in the Fund's Registration Statement, as amended from time to time, and under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the 1940 Act. In connection with the placement of orders for the execution of the Fund’s portfolio transactions, PELAGOS shall create and maintain all necessary brokerage records of the Fund in accordance with all applicable laws, rules and regulations, including but not limited to, records required by Section 31(a) of the 1940 Act. All records shall be the property of the Fund and shall be available for inspection and use by the SEC, the Fund or any person retained by the Fund. Where applicable, such records shall be maintained by PELAGOS for the period and in the place required by Rule 31a-2 under the 1940 Act.

                        (b)        In placing orders or directing the placement of orders for the execution of portfolio transactions, PELAGOS shall select brokers and dealers for the execution of the Fund's transactions. In selecting brokers or dealers to execute such orders and subject to any policies and procedures adopted by the Trust’s Board, PELAGOS is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which may enhance PELAGOS’s investment research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the 1934 Act that PELAGOS may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if PELAGOS determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund or PELAGOS’s overall responsibilities to PELAGOS’s discretionary accounts.

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            3.         (a)        PELAGOS shall, unless otherwise expressly provided and authorized, have no authority to act for or represent FAV or the Fund in any way, or in any way be deemed an agent for FAV or the Fund.

                        (b)        It is understood that the services provided by PELAGOS are not to be deemed exclusive.  FAV acknowledges that PELAGOS may have investment responsibilities, or render investment advice to, or perform other investment advisory services, for individuals or entities, including other investment companies registered pursuant to the 1940 Act (“Clients”), which may invest in the same type of securities as the Fund.  FAV agrees that PELAGOS may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund.

            4.         PELAGOS agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

            5.         PELAGOS will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where PELAGOS may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

            6.         (a)        FAV shall pay a monthly fee in cash to PELAGOS calculated daily at an annual rate of 0.50% of the value the Fund’s net assets, which fee shall be payable on the first business day of each month in each year as compensation for the services rendered and obligations assumed by PELAGOS during the preceding month.  The advisory fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement, and shall be reduced by the amount of any advance payments made by FAV relating to the previous month.

                        (b)        FAV and PELAGOS shall share on a pro rata basis in any voluntary reduction or waiver by FAV of the management fee due FAV under the Investment Management Agreement between FAV and the Fund.

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                        (c)        If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

                        (d)        The Fund intends to invest in FPC Holdings Corporation, a Cayman Islands exempted company (the “Subsidiary”) in respect of which PELAGOS (i) provides sub-advisory services and (ii) receives a sub-advisory fee (the “Subsidiary Sub-advisory Fee”) from FAV pursuant to a sub-advisory agreement by and between FAV and PELAGOS dated October __, 2011 (as amended, restated or otherwise modified from time to time, the “Subsidiary Agreement”). In consideration of the Subsidiary Sub-advisory Fee paid by FAV to PELAGOS, and for as long as the Subsidiary Agreement remains in effect, PELAGOS agrees to waive irrevocably all or any portion of the Fund Sub-advisory Fee that would otherwise be paid by FAV to PELAGOS in any period in an amount equal to the amount of the Subsidiary Sub-advisory Fee, if any, actually paid by FAV to PELAGOS under the Subsidiary Agreement during such period.

            7.         (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of PELAGOS, neither PELAGOS nor any of its directors, officers, employees or affiliates shall be subject to liability to FAV or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

                        (b)        Notwithstanding paragraph 7(a), to the extent that FAV is found by a court of competent jurisdiction, or the SEC or any other regulatory agency to be liable to the Fund or any shareholder (a “liability”), for any acts undertaken by PELAGOS pursuant to authority delegated as described in Paragraph 1(a), PELAGOS shall indemnify and save FAV and each of its affiliates, officers, directors and employees (each a “Franklin Indemnified Party”) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a Franklin Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Franklin Indemnified Party, in connection with such liability.

                        (c)        No provision of this Agreement shall be construed to protect any director or officer of FAV or PELAGOS, from liability in violation of Sections 17(h) or (i) of the 1940 Act.

            8.         During the term of this Agreement, PELAGOS will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund.  The Fund and FAV will be responsible for all of their respective expenses and liabilities.

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            9.         This Agreement shall be effective as of the date given above and shall continue in effect for two years.  It is renewable annually thereafter so long as such continuance is specifically approved at least annually by (i) by a vote of the Board or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

            10.       This Agreement may be terminated at any time, without payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to FAV and PELAGOS, and by FAV or PELAGOS upon sixty (60) days’ written notice to the other party.

            11.       This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act, and upon any termination of the Investment management Agreement between FAV and the Fund.

            12.       PELAGOS will promptly notify FAV in writing of the occurrence of any of the following events:

                        (a)        PELAGOS ceases to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which PELAGOS is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

                        (b)        PELAGOS is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation before or by any court, public board or regulatory body, involving the affairs of the Fund; and

                        (c)        any change in the partners or in actual control or management of PELAGOS.

            13.       In compliance with the requirements of Rule 31a-3 under the 1940 Act, PELAGOS hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund’s direction, any of such records upon the Fund’s request.  PELAGOS further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

            14.       Upon execution of this Agreement, PELAGOS shall provide to FAV with its written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Advisers Act that relate to the services provided by PELAGOS to the Fund. Throughout the term of this Agreement, PELAGOS shall make reasonable efforts to submit to FAV: (a) any  material changes to the Compliance Policies, (b) notification of regulatory examinations of PELAGOS and general descriptions of the results of such examinations and of any periodic testing of the Compliance Policies, and (c) notification of any material compliance matter that relates to the services provided by PELAGOS to the Fund including but not limited to any material violation of the Compliance Policies or of the code of ethics of PELAGOS. Throughout the term of this Agreement, PELGAGOS shall provide FAV with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by FAV) that FAV may reasonably request to enable the Fund to comply with Rule 38a-1 under the 1940 Act.

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            15.       If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

            16.       The terms “majority of the outstanding voting securities” of the Fund and "interested persons" shall have the meanings as set forth in the 1940 Act.

            17.       This Agreement shall be interpreted in accordance with and governed by the laws of the State of California of the United States of America.

            18.       PELAGOS acknowledges that it has received notice of and accepts the limitations of the Trust’s liability as set forth in its Agreement and Declaration of Trust.  PELAGOS agrees that the Trust’s obligations hereunder shall be limited to the assets of the Fund, and that PELAGOS shall not seek satisfaction of any such obligation from any shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.

FRANKLIN ADVISERS, INC.

By:       ________________________

Title:

PELAGOS CAPITAL MANAGEMENT, LLC

By:       _______________________

Title:

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